UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Important Information

This communication is being made in respect of the proposed business combination contemplated by that certain Business Combination Agreement, dated as of August 3, 2021, by and between FTAC Athena Acquisition Corp. (the “Company”), and Pico Quantitative Trading Holdings LLC (“Pico”). On September 24, 2021, Seeking Alpha posted an interview with the founder and co-CEO of Pico, Jarrod Yuster, the transcript of which is attached hereto. The materials are filed herewith pursuant to Rule 14a-12.

Additional Information About the Transactions and Where to Find It

The Company intends to file with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement in connection with the transactions contemplated by the Business Combination Agreement (the “Transactions”) and will mail a definitive proxy statement and other relevant documents to its shareholders. The Company’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with the Company’s solicitation of proxies for its extraordinary general meeting to be held to approve the Transactions, as these materials will contain important information about the Company, Pico and the Transactions. The definitive proxy statement will be mailed to shareholders of the Company as of a record date to be established for voting on the Transactions. Shareholders will also be able to obtain copies of the proxy statement, as well as other filings containing information about the Company, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: FTAC Athena Acquisition Corp., 2929 Arch Street, Suite 1703, Philadelphia, PA 19104, Attn: Amanda Abrams.

Participants in Solicitation

The Company, Pico and certain of their respective directors and officers may be deemed participants in the solicitation of proxies of the Company’s shareholders with respect to the approval of the Transactions. Information regarding the Company’s directors and officers and a description of their interests in the Company is contained in the Company’s final prospectus relating to its initial public offering, which was filed with the SEC on February 24, 2021. Additional information regarding the participants in the proxy solicitation, including Pico’s directors and officers, and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement for the Transactions when available. Each of these documents is, or will be, available at the SEC’s website or by directing a request to the Company as described above under “Additional Information About the Transactions and Where to Find It.”

In connection with the Transactions, at any time prior to the extraordinary general meeting to approve the Transactions, certain existing Company shareholders, which may include certain of the Company’s officers, directors and other affiliates, may enter into transactions with shareholders and other persons with respect to the Company’s securities to provide such investors or other persons with incentives in connection with the approval and consummation of the Transactions. While the exact nature of such incentives has not yet been determined, they might include, without limitation, arrangements to purchase shares from or sell shares to such investors and persons at nominal prices or prices other than fair market value. These shareholders will only effect such transactions when they are not then aware of any material nonpublic information regarding the Company, Pico or their respective securities.

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements, which involve risks and uncertainties, relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable and may also relate to the Company’s or Pico’s future prospects, developments and business strategies. In particular, such forward-looking statements include statements concerning the timing of the Transactions; the business plans, objectives, expectations and intentions of the public company once the transaction is complete, and Pico’s estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities. These statements are based on the Company’s or Pico’s management’s current expectations and beliefs, as applicable, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s or Pico’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; (2) the inability to complete the Transactions due to the failure to obtain approval of the shareholders of the Company or other conditions to closing in the Business Combination Agreement; (3) the ability of the public entity to meet Nasdaq’s listing standards following the Transactions; (4) the inability to complete the PIPE investment; (5) the risk that the proposed transaction disrupts current plans and operations of Pico as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and agents and retain its management and key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations and delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the business combination; (9) the possibility that Pico may be adversely affected by other economic, business, regulatory and/or competitive factors; (10) the outcome of any legal proceedings that may be instituted against the Company, Pico or any of their respective directors or officers, following the announcement of the potential transaction; and (11) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in the Company’s final prospectus for its initial public offering, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov, and will also be provided in the Company’s proxy statement when available. New risks and uncertainties arise from time to time, and it is impossible for the Company or Pico to predict these events or how they may affect either party. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company and Pico undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Disclaimer

This communication shall not constitute a solicitation of a proxy, an offer to sell or the solicitation of an offer to buy any securities.

Pico’s Jarrod Yuster on Seeking Alpha

September 24, 2021

Jesse Redmond:	Welcome to Seeking Alpha CEO interviews. I’m your host Jesse Redmond. Today I’m joined by Jared Yuster, CEO of Pico. Jared, thanks for joining us.

Jarrod Yuster:	Thank you, Jesse. Wonderful to be here today. Thank you.

Jesse Redmond:	I’m excited to talk about the company but I’m interested in first learning a bit about your background. Can you share how you arrived as CEO of Pico and what your background is in this space?

Jarrod Yuster:	Yeah, certainly. So first to give a little bit of my background, I studied engineering at Yale. I then started my career as an engineer at Intel doing semiconductor research in a white suit in a clean room. The work was intellectually challenging and stimulating but quite antisocial. After receiving my master’s in engineering from Columbia and then fled working in a clean room and went to Wall Street where I’ve spent the rest of my career. I saw the early trend and lived through the electronification of markets, and this is a trend we continue to see. And just prior to Pico, I was at Merrill Lynch where I was responsible for building the electronic trading business which grew from inception, over eight years, to just shy of a billion dollars in revenue across 85 markets globally.

Jesse Redmond:	And what was the inspiration for starting Pico?

Jarrod Yuster:	Well, when the credit crisis occurred, I had been at Merrill for about seven or eight years, and through significant growth periods with building the electronic trading business. And it looked like we were entering a period of less growth and more contraction. And there were some really interesting trends I was seeing. One was the ongoing, continued electronification of markets. But also that banks with their legacy IT systems were going to be challenged to keep up with the markets, and continue to keep up with advancing their IT systems. So starting a smaller, more nimble technology intensive organization, the goal was that we would be able to deliver solutions for big banks and institutions that they would be unable to keep up with.

Jesse Redmond:	And let’s start with the big picture overview of Pico. How would you describe the company to someone that’s not familiar with the business, someone that just meets you and says, “Cool. You’re the CEO of Pico? What does Pico do?”

Jarrod Yuster:	Yeah, sure. So we become a leading provider of technology services for the global financial markets community. Financial markets have become increasingly complex. 25 years ago trading was in-person or over the phone and localized within each country. The world we live today is much more complex. Trading and markets are electronic. They’re multi-asset class. They’re global but fragmented and producing vast amounts of data, which continue to grow. So at Pico through our financial services global technology platform, our mission is to simplify complexity, provide global data and electronic access to all markets, and to do this for our clients in a seamless manner. So essentially we provide global markets infrastructure, global connectivity, data and analytics to major market participants. Pico is at the nexus of bringing together business and technology for global financial markets.

Jesse Redmond:	And help us understand the opportunity. How big is the space? How fast is it growing and what are the big picture dynamics that are playing out?

Jarrod Yuster:	Yes, certainly. So let me take you through our total addressable market, which is significant and continues to grow. The annual IT spend for banking and financial services was $201 billion in 2020. Based on our existing capabilities, we operate in roughly two thirds of that space, equating to $130 billion addressable market. It’s also worth noting the sheer level of growth of our addressable market over the last 10 years, which is up 51% and we expect it to continue to grow. Now given our expertise in market structure and financial data, in financial regulations, compliance and the ability to apply technology solutions, we are valued by our clients as a strategic and collaborative partner, not just as a technology vendor. Members of our senior team ran global trading businesses and if I were to contrast us to the public cloud providers and the larger data and financial markets infrastructure providers, the market structure domain expertise that our leadership and our organization has is very differentiated to our clients, and gives us broader access to this large and growing TAM.

Jesse Redmond:	And when I started working in finance, it was the early 2000s and I lived in San Francisco. And one of maybe the hottest job to have back then was called a sales trader working at one of the big banks. Is your success largely coming at their expense for lack of better term? Is it cutting out that middleman making that more efficient? So I’m not calling Tommy to buy 5,000 shares of B of A, I have the systems to do it.

Jarrod Yuster:	Yeah, no, I would say that there has been evolution but I think that consolidation has already occurred. What we do is we simplify and give the sales traders access to more tools, more data, the ability to trade more markets and more asset classes versus having things be siloed where they used to be in the past.

Jesse Redmond:	That makes sense. And who are the clients? Who are your clients, who is using Pico, who benefit from your solution?

Jarrod Yuster:	Yeah, so we have a broad and sophisticated roster of clients. We have attracted a marquee client base of over 400 clients, who are some of the most important and sophisticated global financial institutions. They include 24 of the top 25 global banks, 36 exchanges, top electronic market-makers, hedge funds, asset managers and financial technology data and service providers. These major market participants rely on Pico for mission-critical markets infrastructure and we become integral to our client’s businesses and they continue to grow and scale with us as we add more product.

Jesse Redmond:	And so let’s take an example. I think I noticed DE Shaw was on your client list.

Jarrod Yuster:	Mm-hmm (affirmative)

Jesse Redmond:	They were one of the first hedge funds I was involved in allocating to back in the early 2000s and got to know them really well. And they seem like an ideal potential client for someone like you: huge AUM, huge trading volumes, big sophisticated firm, lots of high frequency stuff, trading tons of markets. Can you tell me if I’m on the right track there and also how someone like DE Shaw, who’s a massive asset manager, benefits from using Pico?

Jarrod Yuster:	Yeah, well, I’m unable to speak specifically about any individual client, but we do provide services to large global quantitative, technology-intensive hedge funds. Essentially those firms, they want to access all markets that are liquid and electronic either locally, co-location infrastructure, or globally for their lesser or less latency-sensitive strategies. So we provide infrastructure connectivity data as well as analytics to those types of firms. We also, with our network, provide access to all of our clients to be able to interact with each other. So a large hedge fund will want to interact with a global bank who they execute or prime broker with, and we provide and facilitate the connectivity. They also may want to interact with a technology vendor who could be a client of ours and on our network to provide data or other types of services. So the network effect of our ecosystem and all the participants that are on our network, we do facilitate as the markets have become more and more complex, these participants working with each other.

Jesse Redmond:	And so what would a large quantitative hedge fund be using before Pico and what changes for them once they bring on Pico? What is the specific benefit or set of benefits or things that might improve for their business?

Jarrod Yuster:	So firstly, there’s geographic scope. So we’re in now 47 market centers and we provide access to over 300 market venues and have the majority of the world’s exchange data feeds on our network. So the geographic scope facilitates clients wanting to access more and more markets. So firstly, they may not have had access to some of these markets, or may not have had the ability to access them in a low latency or efficient manner. So that’s sort of firstly. Secondly for areas where maybe they were accessing certain markets prior, we provide better technology. We provide faster, lower latency technology, cost-effectively, versus doing it on your own. And then we have again, the geographic scope and the breadth of participants on our network and the ability to make changes and facilitate faster as well.

There’s also, you have such growth in data volumes as you’re seeing with market volatility increasing, with more venues, with increases in data rates. So we’ve made significant investments in our network to be able to support increase in data rates. We rolled out last year upgrading to 100 gig networks in the Americas and we continue to invest for additional capacity. And then on top of that, the analytics that we have with a company or product that we acquired two years ago called Corvil, state-of-the-art, best in class. We have 24 patents, a significant amount of IP. And what we do with our analytics is we provide high throughput, real time, data capture and inline artificial intelligence and analytics. So the analytics initially were for real time network monitoring and infrastructure monitoring. And as electronic trading has become more and more complex, you need monitoring to troubleshoot for issues or for problems. But also we’re seeing now traders and quants are taking the output from infrastructure monitoring into trading strategies and boosting performance as well. Because analytics are really the next wave of electronic trading for monitoring, but also for improving performance as well.

Jesse Redmond:	Let’s talk a bit more about Corvil Analytics. That was an acquisition you made, if I recall around 2019, does that sound correct?

Jarrod Yuster:	That is correct.

Jesse Redmond:	Okay, great. And can you talk about... It’s an exciting platform but took me, even with some context in the space, a little bit of time to get my head around. Can you talk about what is Corvil Analytics, why you acquired it, and it’s a little… dumb down how people are using it?

Jarrod Yuster:	Yeah, certainly. So we were partners with Corvil for seven years and we utilize the technology for our own monitoring of our network and our infrastructure. And we also, as we were doing the larger deals with banks and institutions, we were offering it and it was becoming really a requirement for electronic trading. So we got to know the product really well. We invested in it pretty heavily, and then we thought it was an opportunity not only to have the technology for our operations to monitor our network and our infrastructure and our market data, but also to be able to provide analytics as a service for our clients to be able to monitor and have visibility into our network as well. So we closed on the acquisition in 2019. It’s been a tremendous success, great product; a high margin, state-of-the-art, best-in-class software data capture and analytics product.

We’ve also been growing their business substantially since the acquisition. Historically Corvil grew 6% annually. Once part of our platform, the product revenue accelerated to 43% annual growth, leveraging our distribution and our markets expertise. We also... Part of the acquisition was we acquired 170 clients with only 19 overlap, creating many cross-selling opportunities. And then we’ve seen since the combination of the two companies, broader use cases and applications for their product. So beyond just network monitoring and market insights, also using as I mentioned before, for trade analytics and into trading strategies. We’re also seeing when you have a really good state-of-the-art data capture, there’s a lot more you can do with the data in terms of additional analytics and additional use cases. So we’ve been winning business for enterprise IT for just pure network performance monitoring. And when you’re monitoring networks, it also gives you additional applications or security and for further cloud monitoring as well. So we’re pretty excited and it’s been a really successful acquisition. And it’s opened the doors for further opportunities for M&A as well.

Jesse Redmond:	And I noticed the big investment banks are also commonly clients of yours. I think you mentioned 24 out of 25 big bank names if I recall correctly. Can you talk a little bit about how they’re using the solution for example? Is that on the prop trading side? Is it for client stuff? Is it a way to access new markets more efficiently?

Jarrod Yuster:	In terms of Corvil and just overall Pico?

Jesse Redmond:	Overall Pico.

Jarrod Yuster:	Yeah, so banks are an important client base of ours, and a lot more opportunity to work with banks. So they use us in numerous ways, on the agency trading side, they use us for infrastructure that houses their mission critical trading applications. They use us for connectivity to exchanges, to venues, to clients to other technology partners as well. And they also use us for real time and historical data. And so that’s agency trading groups across all asset classes. So initially we started in equities and expanded to options and futures. And then, I think it’s 2014 when we started working with a few banks, we had a few more banks, they expanded us into fixed income and FX. So we’re all asset classes. Then we also work with their market-making desks as well. And they’re a bit more latency sensitive. And they tend to co-locate in more markets as well. And similarly, we provide them with access to markets with data, with connectivity, with network monitoring as well. But also for the agency business, we do provide support to the businesses at these banks and also help them with their clients.

So we help their clients connect to them. We help their clients with data and analytics from Corvil as well. So there’s this entire ecosystem, especially when we expand to new markets. So when a market becomes electronic and liquid, of the eight client segments we work with, they’re typically three that are first to expand. So we recently expanded last year to Taiwan, Korea and more recently to China. And we’re announcing today we’re expanding to Australia. Why we expand to these new markets is typically some of the top electronic market makers who want to expand, and also the quantitative hedge funds. And then there are typically a few of the banks who are expanding to these markets to provide brokerage and execution services. The markets that are in the next phase of expansion are Middle East, India, Southeast Asia and Mexico. As they become more liquid, more electronic, those types of clients want access to this.

Jesse Redmond:	And how should we look at someone like Bloomberg relative to Pico? Are they a potential ally, like a partner and a competitor in a way?

Jarrod Yuster:	Yeah, I don’t really want to name any specific competitors, but we do work with large data providers in various ways without specifically naming any of them. We work with them where they’re users of Corvil analytics for their enterprise networks for monitoring. And we’re rolling out our next generation 100 gig data capture and in-line analytics. So the big data providers have big networks and big data offerings, and they need to be able to monitor to make sure that packets are not being dropped. And then some providers as well, some of these data providers at both… some of the exchanges use our network as well for transporting data.

Jesse Redmond:	You might not like my next question either then which was, who do you see as your competitors? And if you don’t want to speak specifically maybe you could say, A) why you don’t want to speak specifically about competitors and then B) talk about more, if you don’t want to answer specifically, more big picture, when you’re going up against competitors for mandates and you win, what do people typically say is the reason they chose Pico? And areas where you come up short, is there something commonly you see as reason why you’re not winning those pieces of business?

Jarrod Yuster:	Yeah, sure. So with regards to competition I’ll talk sort of broadly. So we have our four verticals. There’s the mission critical infrastructure, which is our financial services cloud and connectivity. And so we categorize and look at who we compete with in that space. It’s typically network providers and infrastructure providers. And then we look at the data and analytics business, where generally it’s a different set of competitors. We also look at the specialist versus generalist. So we are domain experts in financial services and we look at who do we compete with from a financial services specialist perspective. And then there are generalists as well with regards to cloud, with regard to data and analytics. As far as why we win, I would say that there are several factors that contribute to our success and why we win. First, what we’re seeing more and more, is our global financial services footprint. The geographic scope is quite broad. And it took years of investments to have 47 market centers and 300-plus venues and the majority of the world’s exchange data feeds.

So that scope is really important, and it gives us access to provide more and more services to our existing clients, but also to new clients as well. Also what’s really important, we’ve made significant investments and operational excellence. So in resilience, in capacity, as mentioned whether investments in 100 gig, also in automation, and then with monitoring with Corvil. And the analytics, they’re really unrivaled. So it’s a tremendous platform and really differentiates not only in our analytics product, but also differentiates our other verticals with infrastructure and connectivity and data having the analytics to monitor. And then I would say on top of that, which I think is really important is our domain expertise. So we have top engineering talent that is highly regarded and viewed as experts in the financial services industry and leveraged for designing, implementing, advanced client solutions.

But also our global leadership team has experience in leading businesses across global markets, financial data and technology. So we have broad and deep domain knowledge spanning market structure, financial data, regulations and compliance, and we’re valued by our clients beyond being a technology vendor. We’re valued as a strategic partner and a collaborative advisor. And really important, we are viewed as a partner as well as an advisor beyond just being a technology vendor. Then on top of that we have this ecosystem of clients, partners, end points on our network, that really facilitates numerous major market participants to be able to interact with each other. And lastly, and I think what’s important, and this ties into the capital raised through the SPAC and going public, is we continue to invest in our platform. There are providers who are smaller or who just don’t keep up with technology changes and it’s been in our DNA since inception for 11 years to invest and we continue to invest and we view that really as differentiating factor and their clients know that we’re going to continue to invest and deliver for them.

Jesse Redmond:	And when you come up short on pieces of business, is there a common reason that is common objection or reason you see that you’re not winning the business and anything specific that you’re doing to address those concerns?

Jarrod Yuster:	Yeah. I mean, there are a few reasons. Before we had the geographic scope that we had we would lose business because we weren’t in certain markets or certain regions. But we’re closing the gap on having global comprehensiveness. There are also cases where we lose on price, and we want to be very aggressive and be cost effective. And the more scale we have, the more we’re able to be aggressive on price. I would say sometimes we lose because firms decide to just do things in house versus using a partner.

Jesse Redmond:	That makes sense. And let’s talk about how Pico makes money. How would you explain the business model to investors? How are you charging for the service?

Jarrod Yuster:	Sure. So 65 to 70% of our revenue is recurring revenue. So the infrastructure connectivity and data businesses are primarily recurring revenue. So we charge a setup fee for implementing. And then once we’re live clients pay for the services typically on two-year and three-year contracts. So they’re monthly recurring revenue. The Corvil business, there are two components to the business. There’s what we call the classical Corvil offering, which is a traditional one time software-hardware fee with a 20% maintenance, and then we’ve started to roll out Corvil SaaS or analytics-as-a-service, which is very synonymous with the Pico recurring revenue businesses.

Jesse Redmond:	So Corvil is an additional add on not part of the core Pico offering, so to speak?

Jarrod Yuster:	Well Corvil the classical business is standalone, where people can buy software, hardware and analytics, and we can implement it on premise or in their own environment. And then we also have begun offering over the last year, Corvil-as-a-service embedded within our infrastructure and our network.

Jesse Redmond:	And you recently announced a merger with famed FinTech investor, Betsy Cohen, F-T-A-C or FTAC, Athena Acquisition Corp that value the company at $1.8 billion. Can you share with me what was attractive about Betsy’s offering and the terms of the deal?

Jarrod Yuster:	Yeah, in terms of the deal, it’s public, so I won’t really go into the terms of the deal. But I would say what’s most attractive is Betsy Cohen is an expert in SPACS, she is the best. She has done 12 SPACS, and we are the seventh business combination. She also is an expert in financial technology services. So to have the opportunity to work with the best in transitioning to the public market was just a tremendous opportunity. So we’re really excited, it’s been great working with her thus far and we’re looking forward to being a public company. We see some really exciting benefits. So firstly, it’s a phenomenal milestone for the company, but more important to that is it provides us further opportunities to continue to invest.

We’ll continue to invest in our platform, global expansion, in our organization. And then also it gives us a capital and a public currency for additional acquisitions. And then there’s a third component which Betsy shared with me early on and I’ve just started to see some of the benefits is that, being a public company, which we’re not yet, but since announcement, the visibility in the marketplace with clients and just overall and with major participants is just giving us access to more opportunities. And it’s been extremely well received by our clients as well as our technology partners.

Jesse Redmond:	And I’m sure you evaluated different options in terms of an IPO, staying private or doing different SPACs. One thing we’re commonly seeing with SPACs is let’s say they come public at $10 a share, they’ll quickly sell off, see significant redemptions and the stock will be down, if let’s say came out of 10, they’ll see lots of them trade down to eight, seven, six dollars a share. Do you have any concerns about that trend in SPACS in terms of doing well, closing a big deal and then selling off substantially subsequently?

Jarrod Yuster:	Yeah, well, I mean, I can’t predict the market and where it’s going to head. And all I can say is, we focus on our opportunity, our total addressable market, executing on our business. We’ve had a tremendous growth since inception. We’ve had 36% CAGR over the last several years, and we continue to see opportunities for further growth ahead, both organically as well as inorganically. And have an opportunity to partner again with the best in terms of SPACs really sets ourselves up as best as we can. And thinking longer term, there’s a famous football coach from the 49ers, Bill Walsh, who wrote a book called The Score Takes Care of Itself. And so my view is in the long term, we continue to execute on our business and the opportunities which are significant in front of us, the score will take care of itself and things will... the market will trade accordingly.

Jesse Redmond:	And you expect to receive $150 million in gross proceeds from the SPAC and another $200 million from a concurrent PIPE that includes folks like Golden Gate Capital, Wellington Management and other big names. What was the catalyst for the PIPE and what do you see yourself doing with the combined 450 million - or $350 million that could be raising?

Jarrod Yuster:	Yeah, actually the SPAC is $250 million, plus a $200 million PIPE.

Jesse Redmond:	Okay.

Jarrod Yuster:	So it’s a total of $450 million up to that and then there’ll be a certain amount of fees that’ll come out of that. So part of that will be to reduce and pay down debt that we have, and then the remaining will be to continue to invest as mentioned in global expansion, further in product development, in our organization, our operations. And then a large part of that will be for strategic M&A opportunities.

Jesse Redmond:	Anything in particular on M&A side, not names but just parts of the business you might potentially be looking to bolster?

Jarrod Yuster:	Yeah. I mean, we have a well-defined M&A strategy. And so our primary focus right now is on extending our product offering with the focus on software, data and analytics. We built out this tremendous global platform with great geographic scope and there are many opportunities to leverage our infrastructure, our connectivity and the data feeds that we have by layering on more software, more content and more analytics. But when we look at M&A, we also... There are other benefits that include, for example, accelerating our geographic expansion and comprehensiveness. Also adding to our client base as we mentioned with Corvil, we added 170 clients. And then also adding top talent. With Corvil, we acquired as part of the acquisition, there were 180 people, 120 developers, half of them with PhDs. But also when we look at M&A, we also are always looking at achieving financial synergies with a focus on recurring revenue growth and SaaS, as well as growth margin expansion.

Jesse Redmond:	Let’s finish up talking a bit about risks. Everyone I talked to COVID-19 has impacted their business in one way or the other. I noticed with Pico that you get substantial revenue from existing clients. I believe 80% of the growth comes from existing clients. So I’m seeing there that it’s always good to get more wallet share from those existing customers. But I’m curious if you’re at all concerned about the new sales growth and if COVID-19 has impacted your ability to knock on those doors, have those face-to-face meetings and close those new pieces of business.

Jarrod Yuster:	Yeah. So that’s a great question. And I would say you’re absolutely right. We were fortunate to have significant growth last year through COVID. It was challenging, it was scary. Entering COVID it was... first and foremost we did everything we could to protect our employees and then also to service our clients. But you’re right, it was better through COVID to be the incumbent. There are years where we get more growth from new clients versus existing but north of 80% of our growth over the last 18 months has come from existing clients. We did add 37 new logos last year, which was good, but it was harder to add new clients. We are starting to see that open up as well. And being here in London, two weeks ago, a lot of people were excited to have meetings.

First time in 20 months since I’ve been here. They were all outdoors and all… we were fortunate that people were cautious and were safe, but people were excited to meet, excited to talk about opportunities to work together, excited to talk about what we’re doing with FTAC and going public and having access to additional capital and further investing. So you’re absolutely right. It was not easy and that was certainly a trend that we saw over the last 20 months but I think it’s starting to open up.

Jesse Redmond:	And bear markets tend to hurt almost all financial service companies. If it’s not lower equity prices, maybe it’s lower trading volumes or other issues. How do you see a potential downturn in the markets affecting your business?

Jarrod Yuster:	Yeah, so I look at three different market environments. In a growth environment, we look to help our clients grow, help them expand, help them move to new geographies or new markets, add new clients. In a contracting market, which we’ve been through as part of the last 11 years, we had that early on post the credit crisis, we look to help our clients save cost, to reduce their spend, to be more efficient, to outsource and to help them. So either of those markets, we see opportunities. The one market environment that is really challenging is when there’s uncertainty and people are not making decisions. You tend to see that, you saw that a little bit through components of COVID. We saw that through when there are regulatory changes that are looming but not quite defined or announced like pre-Mifid. And so when there’s uncertainty, people just stop making decisions. That’s a tough environment. But I would say from a growth or a contracting market, there are opportunities involved.

Jesse Redmond:	And historically you’ve had significant revenue growth while struggling to find profitability. In 2021, you expect of $195 million of revenue while losing approximately 22 million. But it looks like profitability might be around the corner. Could you update us on that financial picture and what we might see positive earnings?

Jarrod Yuster:	Yeah. So a couple of things. I wouldn’t say that we struggled. We were profitable in 2017. It was a conscious decision between our board and our investors to focus on growth and expanding in revenue growth, but really more just geographical expansion. Our investors, several of them are our strategic investors as well as clients, and they wanted to work with us around the globe. So we did meet with our investors at the end of 2017 and our board to discuss after we were profitable that year, do we continue to really push profitability or do we look to push growth and expand and spend? And that was pretty much a unanimous decision. And so now that we’re entering the public markets and also that a lot of the significant investments have already been laid and been made, we are looking to monetize what we’ve invested, looking to monetize the plan and so we do see that on the horizon for next year to be profitable. This year there are also quite a few expenses and costs attributed to the path toward being public, one-time expenses. So but we do have the view of being profitable next year.

Jesse Redmond:	And with evaluating a potential investment, I’m always interested in what’s going to put you on the right-hand side of the expected distribution curve in terms of being positive and what’s going to be a more challenging time, what’s going to put you on that left-hand side of the distribution curve with potentially negative returns? So I’m not asking you to forecast the stock, but rather just think about from an environmental perspective, what’s going to be a favorable environment for the company and what do you see as being a potentially more challenging, less favorable environment that could leave you on the left tail of that distribution curve?

Jarrod Yuster:	Right. I don’t know if I can predict that, to be honest with you. Like I said, the market environments… when market is growing as a certain set of opportunities with helping clients with growth, expanding, and we have certain clients now that we’re helping them expand around the globe. And then there’s the opportunities when markets are contracting but there’s really a focus on cost-cutting. Now we’re seeing some of that now as well because not everyone’s growing. But I would say the area... I’ve been doing this for 11 plus years. We’re innovative, we’re creative, we’re always looking for opportunities. And we get our opportunities from talking to our clients. I am a CEO who tends to be in front of clients, to hear what their challenges are, to work collaboratively to create solutions and to also see where the next set of trends are that are coming. So I think that there’s... the TAM is significant. Lots of opportunities for us to continue to grow and to continue to invest alongside of our clients.

Jesse Redmond:	And what do you worry about with Pico as the CEO of the company that’s been in the space for a long time and even run the business for a long time? What keeps you up at night? What do you worry about?

Jarrod Yuster:	Yeah, well, I mean, I would say as a CEO and a founder, you’re always worrying about something. You trade one anxiety for something else. And similarly as the role of a CEO, when you start... when I started the company 11 years ago, every six months to 18 months, the role evolves and changes. So right now, the focus is on the path towards being a public company and being ready and transitioning and having the organization ready, and continuing to support our clients. And yeah, that’s the focus right now going forward.

Jesse Redmond:	And finally, you have lots of exciting things on the horizon with the wind in your sails, can you share two or three goals for the next year, things you’re excited about with the business?

Jarrod Yuster:	Yeah. So again, very excited to the opportunity to traverse to being a public company, have access to additional capital to continue to invest in geographic expansion. Also further and really excited about the next generation rollout of our Corvil analytics. We have some pre-orders now from some clients. We also have clients in beta testing. And then also excited with opportunities that we’re looking at in the M&A space. There’s lots of opportunities, we have clients who are steering us on which technologies they want either integrated on our financial services cloud or which companies and technologies they want us to acquire. We also have an extensive list of technology partners. Several of these partners have approached us as potential fits for combining companies to leverage our distribution, leverage our geographic scope and to help them scale their product as well. So lots of exciting opportunities and looking forward to the next wave of our growth and this next inflection point.

Jesse Redmond:	Well, this has been fantastic. I wish you the best of luck moving forward and thanks for joining us on Seeking Alpha.

Jarrod Yuster:	Terrific. Wonderful speaking with you, Jesse. Thank you so much for the opportunity.

Jesse Redmond:	You’re welcome.

Jarrod Yuster:	Thank you.

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